Exhibit 99.1
Wave Announces Public Offering

Lee, MA - May 20, 2015 - Wave Systems Corp. (NASDAQ: WAVX) announced today that it plans to make a public offering of shares of its Class A common stock and warrants. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering

Roth Capital Partners will act as the sole manager for the offering. The Company intends to use the net proceeds from the offering primarily for working capital.

The offering of the shares will be made under the Company’s effective shelf registration statement (File No. 333-200316) filed with the Securities Exchange Commission (the “SEC”). The Company has filed a prospectus supplement with the SEC for the common stock offering to which this communication relates. When available, the prospectus supplement and accompanying base prospectus, meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Roth Capital Partners at 888 San Clemente, Newport Beach, CA 92660 or by calling (800) 678-9147 or e-mail at rothecm@roth.com, or by visiting the EDGAR database on the SEC’s web site at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of the Company’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, which have been filed with the SEC. The offering is subject to market conditions and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

About Wave Systems
Wave Systems Corp. reduces the complexity, cost and uncertainty of authentication and data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements
This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.
For more information please contact:

Wave Systems Corp.                 Investor Relations
Walter A. Shephard, CFO            David Collins, Chris Eddy
(413) 243-1600                    (212) 924-9800
investors@wave.com                wavx@catalyst-ir.com